Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

FLIR Systems, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of FLIR Systems, Inc. of our reports dated February 25, 2005, relating to the consolidated balance sheets of FLIR Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of FLIR Systems, Inc.

Our report on the consolidated financial statements of FLIR Systems, Inc. refers to the retroactive restatement of the 2003 consolidated financial statements to include the effect on earnings per share required by the Emerging Issue Task Force’s Statement No. 04-08, The Effect of Contingently Convertible Debt on Diluted Earnings Per Share, which was adopted by the Company in the fourth quarter of 2004.

/s/ KPMG LLP

Portland, Oregon
June 13, 2005